FOR IMMEDIATE RELEASE	Contact: Trey Davis Chief Financial Officer 813.273.6261

Z-TEL ANNOUNCES SECOND QUARTER 2004 FINANCIAL RESULTS

TAMPA, Fla. (August 9, 2004) – Z-Tel Technologies, Inc. (Nasdaq: ZTEL), parent company of Z-Tel Communications, Inc., a leading provider of local, long distance and enhanced telecommunications services, today released its financial results for the second quarter of 2004. For the three-month period ended June 30, 2004, the company reported revenues of $63.8 million, compared to $71.1 million for the prior-year period. Net loss from operations was $11.1 million versus $6.0 million for the prior year period. Net loss attributable to common stockholders was $14.8 million, or $0.40 per share, compared to $10.7 million, or $0.30 per share, for the second quarter of 2003. The company reported negative EBITDA (earnings before interest, taxes, depreciation and amortization) for the three-month period of $4.4 million, compared with a positive $0.4 million for the prior-year period. A full reconciliation of EBITDA to net loss is set forth in the financial table below.

The Company reported that it ended the second quarter with just under $8.2 million in cash on hand, while capital expenditures totaled approximately $2.3 million during the second quarter.

Gregg Smith, president and chief executive officer remarked, “This was a very difficult quarter with the actions by the FCC and the courts, continued heavy investments in our technology initiatives and the growth of our business lines in service, the flattening of wholesale lines in service, and the costs associated with various pieces of litigation including the legal action with SBC. The consumer business declined over the period as Z-Tel continued to experience more churn than new customer additions. The Bell win-back campaigns are intensifying with $100 checks and with offers for low rates for up to six months increasingly affecting our churn numbers. Offsetting these negative factors in part were the continued improvements in bad debt and operating efficiency.”

Smith continued: “Since the announcement of the FCC decision and the notification by Sprint that it will no longer focus on growing its UNEP [unbundled network element platform] subscriber base, Z-Tel has undertaken a series of cost cutting measures and fee increases designed to deliver breakeven to positive EBITDA results while still maintaining our investments in VoIP [voice over Internet protocol] and transitioning to a facilities based strategy using UNE-L [unbundled network element loop]. These initiatives are largely in place and we expect to see better results in the back half of the year so long as line counts remain near current levels. The company is not particularly focused, however, on short term operating results as it readies for the transition to VoIP and UNE-L.

“As we noted in the 8-K filed on July 27, 2004, Z-Tel expects to address in the intermediate term its capital structure and raising additional funding to focus on build-outs in end offices in Tampa and New York City. The company has already received approvals for four Tampa locations and is in the process of filing applications in New York City for 11 more locations between now and year end. If successful in its capital formation activities, Z-Tel is planning for a rapid expansion of end office installations during the first quarter of 2005.”

Smith concluded: “These are certainly not normal times and the elimination of UNEP as a working economic business model in early 2005 is driving activity on a wide range of fronts. We’re pleased with the progress of our UNE-L initiative and the rollout of our VoIP related services. We are planning now to hold a conference call in early September to discuss our progress on these fronts including plans for raising additional capital.”

Consistent with Securities and Exchange and Commission’s Regulation G, the following table provides a reconciliation of EBITDA to the Generally Accepted Accounting Principles (GAAP) measure of net income. EBITDA is not a measure under GAAP, is not meant to be a replacement for GAAP and should not be considered as an alternative to net income as a measure of performance or to cash flows as a measure of liquidity. We have included EBITDA data to assist in understanding our operating results. EBITDA is a measure commonly used in the telecommunications industry, and many securities analysts use EBITDA as a way of evaluating our financial performance.

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	For the three months ended
	June 30,
	2004	2003
Net loss	$(11,111)	$(6,008)
Interest Income	(491)	(239)
Interest Expense	2,138	660
Depreciation and amortization	5,109	6,002

EBITD	$(4,355)	$415

About Z-Tel

Z-Tel offers consumers and businesses nationwide enhanced wire line and broadband telecommunications services. All Z-Tel products include proprietary services, such as Web-accessible, voice-activated calling and messaging features, which are designed to meet customers’ communications needs intelligently and intuitively. Z-Tel is a member of the Cisco Powered Network Program and makes its services available on a wholesale basis to other communications and utility companies, including Sprint. For more information about Z-Tel and its innovative services, please visit www.ztel.com.

This press release contains forward-looking statements. These forward-looking statements are based on the beliefs of our management, as well as assumptions made by and information currently available to our management. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. The words “believe,” “anticipate,” “intend,” “expect,” “estimate,” “project” and similar expressions are intended to identify forward-looking statements. Forward-looking statements describe our expectations today of what we believe is most likely to occur or may be reasonably achievable in the future, but they do not assure any future occurrence and may turn out to be wrong. Forward-looking statements are subject to both known and unknown risks and uncertainties and can be affected by inaccurate assumptions we might make. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially. Accordingly, we caution you that our VoIP initiatives might not be successful or may encounter unexpected delays, our efforts to address our capital structure and raise additional funding may not be successful and our ability to build-out in end offices may be hampered, our cost cutting measures and fee increases might not deliver breakeven to positive EBITDA results and line counts may not remain near current levels. We do not undertake any obligation to publicly update any forward-looking statements to reflect new information or future events or occurrences. These statements reflect our current views with respect to future events and are subject to risks and uncertainties about us, including risk factors that are described in detail in Z-Tel’s 2003 Annual Report on Form 10-K filed on March 30, 2004; and in Z-Tel’s other filings with the Securities and Exchange Commission.

Z-Tel Technologies, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands, except share data)
(Unaudited)

	June 30,	December 31,
	2004	2003
Assets
Current assets:
Cash and cash equivalents	$8,196	$12,013
Accounts receivable, net of allowance for doubtful accounts of $9,206 and $13,804	28,672	24,600
Prepaid expenses and other current assets	4,804	7,664

Total current assets	41,672	44,277
Property and equipment, net	34,298	39,069
Intangible assets, net	1,372	2,287
Other assets	3,227	3,820

Total assets	$80,569	$89,453

Liabilities, Mandatorily Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable and accrued liabilities	$63,745	$59,230
Deferred revenue	8,357	11,068
Current portion of long-term debt and capital lease obligations	14,697	5,017

Total current liabilities	86,799	75,315
Long-term deferred revenue	221	361
Long-term debt and capital lease obligations	205	514

Total liabilities	87,225	76,190

Mandatorily redeemable convertible preferred stock, $.01 par value; 50,000,000 shares authorized; 8,855,089 issued; 8,736,337 and 8,738,422 outstanding (aggregate liquidation value of $164,998 and $158,779)	152,366	144,282

Commitments and contingencies (Notes 9 and 11)
Stockholders’ deficit:
Common stock, $.01 par value; 150,000,000 shares authorized; 37,321,257 and 36,186,686 shares issued; 36,979,707 and 35,845,136 outstanding	373	362
Notes receivable from stockholders	(930)	(1,121)
Unearned stock compensation	(984)	—
Additional paid-in capital	183,281	189,008
Accumulated deficit	(340,374)	(318,880)
Treasury stock, 341,550 shares at cost	(388)	(388)

Total stockholders’ deficit	(159,022)	(131,019)

Total liabilities, mandatorily redeemable convertible preferred stock and stockholders’ deficit	$80,569	$89,453

Z-Tel Technologies, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except share and per share data)
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Revenues	$63,797	$71,046	$132,264	$131,975

Operating expenses:
Network operations, exclusive of depreciation and shown below amortization shown below	31,237	32,070	65,271	58,852
Sales and marketing	4,450	6,617	8,971	11,111
General and administrative	31,658	31,944	66,229	58,850
Restructuring Charge	807	—	807	—
Depreciation and amortization	5,109	6,002	10,420	12,029

Total operating expenses	73,261	76,633	151,698	140,842

Operating loss	(9,464)	(5,587)	(19,434)	(8,867)

Nonoperating income (expense):
Interest and other income	491	239	1,352	1,164
Interest and other expense	(2,138)	(660)	(3,412)	(1,410)

Total nonoperating expense	(1,647)	(421)	(2,060)	(246)

Net loss	(11,111)	(6,008)	(21,494)	(9,113)
Less mandatorily redeemable convertible preferred stock dividends and accretion	(3,626)	(4,667)	(7,991)	(8,904)
Less deemed dividend related to beneficial conversion feature	(47)	(46)	(93)	(92)

Net loss attributable to common stockholders	$(14,784)	$(10,721)	$(29,578)	$(18,109)

Weighted average common shares outstanding	36,608,703	35,305,448	36,337,804	35,286,953

Basic and diluted net loss per share	$(0.40)	$(0.30)	$(0.81)	$(0.51)